[GRAPHIC OMITTED]                         For more information, please contact:
                                                                 David W. Kloos
                                                        Chief Financial Officer
                                                                 (303) 595-9898
                                                              [GRAPHIC OMITTED]


                           TEXAS SUPREME COURT GRANTS
                   PETITION FOR REVIEW IN STERLING TRUST CASE

May 28, 2004

Denver, Colorado - Matrix Bancorp, Inc. (Nasdaq National Market: MTXC) (the "Company") announced today that the Supreme Court of the State of Texas has granted the petition for review of Sterling Trust Company in the case styled Sterling Trust Company v. Roderick Adderley, et. al. (No. 03-1001) that is on appeal from the decision rendered by the Court of Appeals for the Second District of Texas (Ft. Worth).

No date has yet been set for oral argument before the Supreme Court of Texas.

Mr. Richard V. Schmitz, Chairman of the Board and Co-CEO of Matrix Bancorp, commented: "We were obviously pleased to hear that the Supreme Court in Texas has agreed to hear the Adderley case. While we believe this is yet another significant step in having the case over-turned, there is still no assurance that the appeal to the Supreme Court of Texas will be successful and that the case will be reversed or remanded for a new trial."

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "predict," "plan," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this report could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies filed by clients or customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties; the risks and uncertainties discussed elsewhere in this report and in Matrix Bancorp's current report on current report on Form 8-K, filed March 14, 2001; and the uncertainties set forth from time to time in Matrix Bancorp periodic reports, filings and other public statements.

Matrix Bancorp is a unitary thrift holding company headquartered in Denver, Colorado. Its subsidiaries' operations are conducted primarily in Colorado, Arizona, Texas and New Mexico.